Exhibit 99.1
Progress Energy announces 2009 first-quarter results;
on track for full-year 2009 earnings guidance

Highlights:

♦
Reports first-quarter GAAP earnings of $0.66 per share, compared to $0.80 per share for the same period last year, with prior-year results including gains from the divestiture of non-utility businesses

♦	Reports first-quarter ongoing earnings of $0.66 per share, compared to $0.56 per share for the same period last year

♦	On track for 2009 ongoing earnings guidance of $2.95 to $3.15 per share

RALEIGH, N.C. (May 5, 2009) – Progress Energy [NYSE: PGN] announced first-quarter GAAP earnings of $182 million, or $0.66 per share, compared with GAAP earnings of $209 million, or $0.80 per share, for the same period last year. First-quarter ongoing earnings were $182 million, or $0.66 per share, compared to $148 million, or $0.56 per share, last year. The significant drivers in ongoing earnings per share were increased wholesale revenues, favorable AFUDC equity and a return to normal weather, which were partially offset by share dilution, increased interest expense and lower retail growth and usage. (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

“In the midst of this economic slowdown, we delivered solid financial results in the first quarter by living within our means and aggressively managing our business,” said Bill Johnson, chairman, president and CEO. “Strong residential sales in the Carolinas and favorable wholesale contracts were able to offset continued retail weakness in Florida and lower industrial demand.

“We continue to secure the energy future for our customers by investing in our two utilities and working constructively with policymakers and regulators. We recently completed the first phase of the Clean Smokestacks Act emission reductions at our fossil plants in the Carolinas, and we are continuing environmental and efficiency upgrades at our Crystal River Plant in Florida. In addition, we expect to complete the repowering of our Bartow Plant from oil to natural gas in June. Meanwhile, at both utilities, we are making good progress in a wide array of energy-efficiency and renewable-energy initiatives.

“In addition, we successfully raised $1.9 billion in the capital markets and made several important regulatory filings, which should position us well to execute our plan in these challenging economic times,” Johnson said.

Progress Energy affirms its 2009 ongoing earnings guidance range of $2.95 to $3.15 per share.  The ongoing earnings guidance excludes the impact, if any, from CVO mark-to-market adjustment, potential impairments and discontinued operations. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2009 earnings guidance due to the uncertain nature and amount of these adjustments.

See pages 3-4 for a detailed first-quarter earnings variance analysis for the Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Financial and Regulatory

•	Issued $750 million of senior unsecured notes at the holding company on March 19, 2009, comprised of $300 million 5-year notes at 6.05% and $450 million 10-year notes at 7.05%.
•	Announced plans to shift the construction schedule for the Levy County nuclear project, which will move the commercial operation dates by a minimum of 20 months.
•	Filed 2010 nuclear cost-recovery estimates with the Florida Public Service Commission, seeking approval to spread certain costs over five years.
•
Received approval from the FPSC to decrease 2009 customer bills by $404 million, or approximately 11 percent, through reduced fuel cost projections and deferred nuclear pre-construction cost recovery, with new rates effective April 2009.

•
Filed petitions with the FPSC for a 2010 base rate increase of approximately $499 million, including proposals for a portion of the rate increase, approximately $76 million, to be effective starting in July 2009.

•	Filed a petition with the FPSC for expedited approval of the following accounting orders, which will not affect PEF’s rates:
-	Deferral of $52.5 million in 2009 pension expenses
-	Authorization to charge $33.1 million in estimated 2009 storm hardening expenses against the Storm Damage Reserve

State-of-the-Art Power Plants

•
Began outage at the 720-megawatt, coal-fired Crystal River Unit 5, to improve the unit’s operational efficiency and install environmental control equipment that will reduce nitrogen oxide emissions by more than 90 percent.

•
Placed in service the last environmental compliance project under the first phase of the Clean Smokestacks Act emission reductions, which included projects at PEC’s Asheville, Lee, Mayo and Roxboro plants.

•
Selected BE&K Construction Company, a division of KBR, Inc., as provider of general construction services for a 600-megawatt, natural gas-fueled power plant to be built at PEC’s Richmond County Energy Complex. This plant is expected to be placed in service in mid-2011.

Alternative Energy & Energy Efficiency

•
Placed online a 1.2-megawatt solar array, owned and operated by SunEdison, at PEC’s Sutton Plant in eastern North Carolina.  PEC will purchase the electricity from SunEdison under a 20-year solar power agreement.

•	Achieved 1-megawatt total capacity milestone for solar photovoltaic generation systems across PEF’s service territory.

•
Announced plans to purchase renewable energy output from a new 50-megawatt biomass-fueled cogeneration plant developed by Peregrine Energy Corporation at Sonoco’s Hartsville, S.C. manufacturing complex, scheduled to begin operation in 2012.

•	Announced agreement with Carolina Solar Energy to purchase the energy produced by a new 650-kilowatt solar photovoltaic plant near Roxboro, N.C., scheduled to begin operation later this year.
•	Received approval from the NCUC for several energy-efficiency programs:
-	Energy Efficiency for Business – available to commercial, industrial and government customers for both new construction and retrofit applications
-	Residential Home Energy Improvement Program – offers customers a variety of incentives for energy-efficiency improvements to existing homes
-	Residential Solar Water Heating Pilot – up to 150 customers will be offered a $1,000 incentive to participate in the study

Awards, Honors & Recognitions

•
Received EEI emergency-assistance award, recognizing the largest off-system deployment in the company’s history in response to Hurricane Ike.  Progress Energy has earned seven EEI storm-response awards, receiving the emergency-response award five times and the emergency-assistance award twice.

Press releases regarding various announcements are available on the company’s Web site at www.progress-energy.com/aboutus/news.

FIRST-QUARTER 2009 BUSINESS HIGHLIGHTS
Below are the first-quarter 2009 highlights for the company’s business units. See the reconciliation tables on pages 5-6 and on page S-1 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other information.

Progress Energy Carolinas

•	Reported first-quarter ongoing earnings per share of $0.47, compared with $0.46 for the same period last year; GAAP earnings per share of $0.46, compared with $0.47 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.03 weather due to prior-year unfavorability
▪	$0.02 wholesale revenues primarily due to higher transmission revenues resulting from the Open Access Transmission Tariff rates that went into effect on July 1, 2008
▪	$0.02 AFUDC equity primarily due to increased eligible construction project costs
▪
$0.02 depreciation and amortization primarily due to lower Clean Smokestacks Act amortization, partially offset by the impact of depreciable asset base increases. PEC has ceased recording Clean Smokestacks Act amortization in accordance with a regulatory order.

▪	$0.02 income taxes primarily due to the deduction related to nuclear decommissioning trust funds

•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.02) other retail margin
▪	$(0.02) O&M primarily due to higher nuclear plant outage and maintenance costs
▪	$(0.02) other primarily due to seasonal losses on a balanced billing program, lower interest income and investment losses
▪	$(0.01) retail growth and usage
▪	$(0.03) share dilution
•	18,000 net increase in the average number of customers for the three months ended March 31, 2009, compared to the same period in 2008

Progress Energy Florida

•	Reported first-quarter ongoing earnings per share of $0.33, compared with $0.26 for the same period last year; GAAP earnings per share of $0.32, compared with $0.26 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.04 weather due to prior-year unfavorability
▪	$0.04 wholesale revenues primarily due to new and amended contracts that were not in effect in first quarter 2008
▪	$0.04 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.04 income taxes primarily due to the deduction related to nuclear decommissioning trust funds
▪	$0.02 other retail margin
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.04) interest expense primarily due to higher average debt outstanding
▪	$(0.02) retail growth and usage
▪	$(0.01) depreciation and amortization
▪	$(0.01) O&M
▪	$(0.01) other
▪	$(0.02) share dilution
•	8,000 net decrease in the average number of customers for the three months ended March 31, 2009, compared to the same period in 2008

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported first-quarter ongoing after-tax expenses of $0.14 per share compared with ongoing after-tax expenses of $0.16 per share for the same period last year; GAAP after-tax expenses of $0.12 per share, compared with after-tax income of $0.07 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share favorability of:
▪	$0.03 other primarily due to lower workers’ compensation expense, investment gains of certain employee benefit trusts resulting from market conditions and higher interest income.
▪	$0.01 share dilution
•	Reported primary quarter-over-quarter ongoing after-tax expenses per share unfavorability of:
▪	$(0.02) income taxes primarily due to the impact on the Corporate tax position resulting from the deductions taken by the Utilities related to nuclear decommissioning trust funds

ONGOING EARNINGS ADJUSTMENTS
Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share

	Three months ended March 31
	2009	2008	*
Ongoing earnings per share	$0.66	$0.56
Tax levelization	(0.02)	0.01
Discontinued operations	−	0.23
CVO mark-to-market	0.02	−
Reported GAAP earnings per share	$0.66	$0.80
Shares outstanding (millions)	277	260

* Previously reported first quarter 2008 earnings per share has been restated to reflect the adoption of new accounting guidance that changed the calculation of the number of average common shares outstanding.

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and, then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. The resulting tax adjustment decreased earnings per share by $0.02 for the quarter and increased earnings per share by $0.01 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Discontinued Operations

The company has reduced its business risk by exiting nonregulated businesses to focus on the core operations of the utilities. The discontinued operations of these nonregulated businesses had no impact on earnings for the quarter and increased earnings per share by $0.23 for the same period last year. See page S-3 of the supplemental data for further information on the impact of discontinued operations. Due to disposition of these assets, management does not view this activity as representative of the ongoing operations of the company.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.02 for the quarter and had no impact on earnings for the same period last year. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider the adjustment to be a component of ongoing earnings.

* * * *

Progress Energy’s conference call with the investment community will be held May 5, 2009, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing 913-312-1524, confirmation code 4790789. If you encounter problems, please contact Investor Relations at (919) 546-6057. A playback of the call will be available from 1 p.m. EST May 5 through midnight May 19. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 4790789.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 9:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 21,000 megawatts of generation capacity and $9 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. Progress Energy celebrated a century of service in 2008. Visit the company's Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and renewable energy portfolio standards and our ability to recover related eligible costs under cost-recovery clauses or base rates; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, regulatory and financial risks; the impact on our facilities and businesses from a terrorist attack; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; economic fluctuations and the corresponding impact on our customers, including downturns in the housing and consumer credit markets; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; our ability to control costs, including O&M and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy; the duration and severity of the current financial market distress that began in the third quarter of 2008; the ability to successfully access capital markets on favorable terms; the stability of commercial credit markets and our access to short- and long-term credit; the impact that increases in leverage may have on us; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; the investment performance of our nuclear decommissioning trust funds; the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements; the impact of goodwill impairments; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor on us.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.
# # #

Contacts:                                Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
March 31, 2009

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of INCOME
(in millions except per share data)
Three months ended March 31	2009	2008
Operating revenues	$2,442	$2,066
Operating expenses
Fuel used in electric generation	954	697
Purchased power	217	232
Operation and maintenance	453	443
Depreciation, amortization and accretion	280	206
Taxes other than on income	143	121
Other	2	2
Total operating expenses	2,049	1,701
Operating income	393	365
Other income (expense)
Interest income	4	7
Allowance for equity funds used during construction	39	23
Other, net	(1)	(5)
Total other income, net	42	25
Interest charges
Interest charges	179	161
Allowance for borrowed funds used during construction	(12)	(8)
Total interest charges, net	167	153
Income from continuing operations before income tax	268	237
Income tax expense	85	84
Income from continuing operations	183	153
Discontinued operations, net of tax	–	61
Net income	183	214
Net income attributable to noncontrolling interests, net of tax	(1)	(5)
Net income attributable to controlling interests	$182	$209
Average common shares outstanding – basic	277	260
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$0.66	$0.57
Discontinued operations attributable to controlling interests, net of tax	–	0.23
Net income attributable to controlling interests	$0.66	$0.80
Dividends declared per common share	$0.620	$0.615
Amounts attributable to controlling interests
Income from continuing operations attributable to controlling interests, net of tax	$182	$149
Discontinued operations attributable to controlling interests, net of tax	–	60
Net income attributable to controlling interests	$182	$209

The Unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)	March 31, 2009	December 31, 2008
ASSETS
Utility plant
Utility plant in service	$26,600	$26,326
Accumulated depreciation	(11,441)	(11,298)
Utility plant in service, net	15,159	15,028
Held for future use	38	38
Construction work in progress	2,973	2,745
Nuclear fuel, net of amortization	466	482
Total utility plant, net	18,636	18,293
Current assets
Cash and cash equivalents	632	180
Receivables, net	844	867
Inventory	1,300	1,239
Regulatory assets	389	533
Derivative collateral posted	563	353
Income taxes receivable	30	194
Prepayments and other current assets	230	154
Total current assets	3,988	3,520
Deferred debits and other assets
Regulatory assets	2,845	2,567
Nuclear decommissioning trust funds	1,044	1,089
Miscellaneous other property and investments	443	446
Goodwill	3,655	3,655
Other assets and deferred debits	292	303
Total deferred debits and other assets	8,279	8,060
Total assets	$30,903	$29,873
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 279 million and 264 million shares issued and outstanding, respectively	$6,764	$6,206
Unearned ESOP shares (1 million shares)	(17)	(25)
Accumulated other comprehensive loss	(107)	(116)
Retained earnings	2,621	2,622
Total common stock equity	9,261	8,687
Noncontrolling interests	6	6
Total equity	9,267	8,693
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	272	272
Long-term debt, net	11,133	10,387
Total capitalization	20,765	19,445
Current liabilities
Current portion of long-term debt	100	–
Short-term debt	630	1,050
Accounts payable	780	912
Interest accrued	154	167
Dividends declared	174	164
Customer deposits	286	282
Derivative liabilities	556	493
Other current liabilities	383	418
Total current liabilities	3,063	3,486
Deferred credits and other liabilities
Noncurrent income tax liabilities	888	818
Accumulated deferred investment tax credits	125	127
Regulatory liabilities	2,141	2,181
Asset retirement obligations	1,496	1,471
Accrued pension and other benefits	1,597	1,594
Capital lease obligations	230	231
Derivative liabilities	352	269
Other liabilities and deferred credits	246	251
Total deferred credits and other liabilities	7,075	6,942
Commitments and contingencies
Total capitalization and liabilities	$30,903	$29,873

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Three months ended March 31	2009	2008
Operating activities
Net income	$183	$214
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	313	235
Deferred income taxes and investment tax credits, net	(26)	5
Deferred fuel cost	128	24
Allowance for equity funds used during construction	(39)	(23)
Other adjustments to net income	63	(29)
Cash provided (used) by changes in operating assets and liabilities
Receivables	5	390
Inventory	(62)	4
Derivative collateral posted	(216)	–
Prepayments and other current assets	(6)	14
Income taxes, net	183	60
Accounts payable	(76)	79
Other current liabilities	(62)	(171)
Other assets and deferred debits	35	(38)
Other liabilities and deferred credits	(28)	13
Net cash provided by operating activities	395	777
Investing activities
Gross property additions	(639)	(618)
Nuclear fuel additions	(37)	(41)
Proceeds from sales of discontinued operations and other assets, net of cash divested	–	95
Purchases of available-for-sale securities and other investments	(716)	(488)
Proceeds from available-for-sale securities and other investments	706	473
Other investing activities	(5)	(6)
Net cash used by investing activities	(691)	(585)
Financing activities
Issuance of common stock	545	20
Dividends paid on common stock	(173)	(159)
Payments of short-term debt with original maturities greater than 90 days	(29)	(176)
Net (decrease) increase in short-term debt	(490)	180
Proceeds from issuance of long-term debt, net	1,338	322
Retirement of long-term debt	(400)	(80)
Cash distributions to noncontrolling interests of consolidated subsidiaries	(1)	(85)
Other financing activities	(42)	(69)
Net cash provided (used) by financing activities	748	(47)
Net increase in cash and cash equivalents	452	145
Cash and cash equivalents at beginning of period	180	255
Cash and cash equivalents at end of period	$632	$400

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited
Earnings Variances
First Quarter 2009 vs. 2008

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2008 GAAP earnings	0.47	0.26	0.07	0.80	A
Tax levelization	(0.01)			(0.01)	B
Discontinued operations			(0.23)	(0.23)	C
2008 ongoing earnings	0.46	0.26	(0.16)	0.56	A

Weather - retail	0.03	0.04		0.07

Growth and usage - retail	(0.01)	(0.02)		(0.03)

Other retail margin	(0.02)	0.02		-

Wholesale	0.02	0.04		0.06	D

O&M	(0.02)	(0.01)		(0.03)	E

Other	(0.02)	(0.01)	0.03	-	F

AFUDC equity	0.02	0.04		0.06	G

Depreciation and amortization	0.02	(0.01)		0.01	H

Interest charges		(0.04)		(0.04)	I

Income taxes	0.02	0.04	(0.02)	0.04	J

Share dilution	(0.03)	(0.02)	0.01	(0.04)

2009 ongoing earnings	0.47	0.33	(0.14)	0.66
Tax levelization	(0.01)	(0.01)		(0.02)	B
CVO mark-to-market			0.02	0.02	K
2009 GAAP earnings	0.46	0.32	(0.12)	0.66

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, CVO mark-to-market, tax levelization, purchase accounting transactions and corporate eliminations.

A -	GAAP and ongoing earnings for 2008 are $0.01 less than previously reported due to adoption of new accounting guidance that changed the calculation of the number of average common shares outstanding.
B -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
C -	Discontinued operations primarily consists of Terminals operations and Synthetic Fuels businesses.
D -	Carolinas - Favorable primarily due to higher transmission revenues resulting from the Open Access Transmission Tariff rates that went into effect on July 1, 2008.
Florida - Favorable primarily due to new and amended contracts that were not in effect in first quarter 2008.
E -	Carolinas - Unfavorable primarily due to higher nuclear plant outage and maintenance costs.
F -	Carolinas - Unfavorable primarily due to seasonal losses on a balanced billing program, lower interest income and investment losses.
Corporate and Other - Favorable primarily due to lower workers' compensation expense, investment gains of certain employee benefit trusts resulting from market conditions and higher interest income.
G -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to AFUDC equity related to increased eligible construction project costs.
Florida - Favorable primarily due to AFUDC equity related to increased eligible construction project costs.
H -
Carolinas - Favorable primarily due to lower Clean Smokestacks Act amortization, partially offset by the impact of depreciable asset base increases. PEC has ceased recording Clean Smokestacks Act amortization in accordance with a regulatory order.

I -	Florida - Unfavorable primarily due to higher average debt outstanding.
J -	Carolinas - Favorable primarily due to the deduction related to nuclear decommissioning trust funds.
Florida - Favorable primarily due to the deduction related to nuclear decommissioning trust funds.
Corporate and Other - Unfavorable primarily due to the impact on the Corporate tax position resulting from the deductions taken by the Utilities related to nuclear decommissioning trust funds.
K -	Corporate and Other - Impact of change in fair value of outstanding CVOs.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited - Data is not weather-adjusted

Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	March 31, 2009			March 31, 2008			From March 31, 2008
Operating Revenues (in millions)	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas		Florida
Retail
Residential	$512	$625	$1,137	$426	$464	$890	20.2%		34.7%
Commercial	290	304	594	262	242	504	10.7		25.6
Industrial	164	84	248	168	69	237	(2.4)		21.7
Governmental	26	83	109	23	67	90	13.0		23.9
Total Retail	992	1,096	2,088	879	842	1,721	12.9		30.2
Wholesale	193	117	310	181	103	284	6.6		13.6
Unbilled	(38)	5	(33)	(17)	6	(11)	-		-
Miscellaneous revenue	31	44	75	24	45	69	29.2		(2.2)
Total Electric	$1,178	$1,262	$2,440	$1,067	$996	$2,063	10.4%		26.7%

Energy Sales (millions of kWh)
Retail
Residential	5,138	4,287	9,425	4,678	4,005	8,683	9.8%		7.0%
Commercial	3,315	2,554	5,869	3,278	2,661	5,939	1.1		(4.0)
Industrial	2,420	791	3,211	2,772	865	3,637	(12.7)		(8.6)
Governmental	343	732	1,075	333	767	1,100	3.0		(4.6)
Total Retail	11,216	8,364	19,580	11,061	8,298	19,359	1.4		0.8
Wholesale	3,676	1,207	4,883	3,772	1,390	5,162	(2.5)		(13.2)
Unbilled	(464)	(170)	(634)	(241)	220	(21)	-		-
Total Electric	14,428	9,401	23,829	14,592	9,908	24,500	(1.1	) %	(5.1	) %

Energy Supply (millions of kWh)
Generated
Steam	7,233	3,244	10,477	7,546	4,724	12,270
Nuclear	6,070	1,627	7,697	6,325	1,328	7,653
Combustion turbines/combined cycle	768	3,047	3,815	449	2,292	2,741
Hydro	174	-	174	172	-	172
Purchased	899	2,062	2,961	715	2,152	2,867
Total Energy Supply (Company Share)	15,144	9,980	25,124	15,207	10,496	25,703

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	1,671	373		1,543	264		8.3%		41.3%
- Normal	1,655	360		1,653	360
Cooling Degree Days - Actual	16	193		9	208		77.8%		(7.2	) %
- Normal	11	207		12	209
Impact of retail weather to normal on EPS	$0.01	$0.00	$0.01	$(0.02)	$(0.04)	$(0.06)

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited

Adjusted O&M Reconciliation (A)
	Three months ended
(in millions)	March 31, 2009	March 31, 2008	Growth
Reported GAAP O&M	$453	$443	2.3%
Adjustments
Carolinas
O&M recoverable through clauses	(9)	(6)
Estimated environmental remediation expenses	(3)	(1)
Florida
Storm damage reserve	-	(26)
Energy conservation cost recovery clause (ECCR)	(17)	(15)
Environmental cost recovery clause (ECRC)	(23)	(7)
Nuclear cost recovery	(1)	-
Sales and use tax audit adjustments	-	5
Adjusted O&M	$400	$393	1.8%

A - Adjusted O&M excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings, as well as certain non-recurring items.  Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented.  Adjusted O&M as presented here may not be comparable to similarly titled measures used by other companies.  The preceeding table provides a reconciliation of reported GAAP O&M to Adjusted O&M.

Impact of Discontinued Operations
	Three months ended
(Basic earnings per share)	March 31, 2009	March 31, 2008
Coal Mining Operations	$-	$0.01
Terminals and Synthetic Fuels	-	0.22
Total Discontinued Operations	$-	$0.23

Financial Statistics
	March 31, 2009	March 31, 2008
Return on average common stock equity	9.1%	5.2%
Book value per common share	$33.12	$32.55
Capitalization
Common stock equity	43.0%	45.5%
Preferred stock of subsidiaries and noncontrolling interests	0.5%	0.5%
Total debt	56.5%	54.0%
Total Capitalization	100.0%	100.0%